UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:

April 4, 2007 (March 29, 2007)
(Date of earliest event reported)

SPECTRUM BRANDS, INC.
(Exact Name of Registrant as Specified in Charter)

Wisconsin	001-13615	22-2423556
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

(770) 829-6200
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Variable Rate Toggle Senior Subordinated Notes due 2013

As previously publicly disclosed, on March 30, 2007, the Company exchanged Variable Rate Toggle Senior Subordinated Notes due 2013 (“New Notes”) for its 8 1/2% Senior Subordinated Notes due 2013 (“Existing Notes”) in an early exchange pursuant to the terms of an exchange offer (“Exchange Offer”). On the date of and in connection with the early exchange, the Company and certain of its domestic subsidiaries, as guarantors, entered into an indenture (the “Indenture”) with Wells Fargo Bank, N.A., as trustee (the “Trustee”), governing the New Notes.

Subject to certain conditions, the Company has the option to pay interest on the New Notes entirely in cash or by increasing the principal amount of the New Notes. The New Notes bear interest at an initial rate of 11%, increasing to 11.25% on April 2, 2007 and thereafter increasing semi-annually, which interest rate varies depending on whether interest is paid in cash or increased principal. Interest will be payable semi-annually in arrears on October 2 and April 2, beginning on October 2, 2007. The Company will make each interest payment to the holders of records as of the immediately preceding March 15 and September 15, respectively. The New Notes are general unsecured obligations of the Company. They are subordinated in right of payment to all existing and future senior debt of the Company, including the indebtedness of the Company under its New Senior Credit Facility (as defined below). The New Notes are pari passu in right of payment with all existing and any future senior subordinated indebtedness of the Company, including, without limitation, the Company’s 7 3/8% Senior Subordinated Notes due 2015 and its remaining 8 1/2% Senior Subordinated Notes due 2013, and are senior in right of payment to any future subordinated indebtedness of the Company. The New Notes are scheduled to mature on October 2, 2013.

The terms of the New Notes are governed by the Indenture. The Indenture contains customary covenants that limit the Company’s ability to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase the Company’s equity interests, make certain investments, expand into unrelated businesses, create liens on assets, merge or consolidate with another company, transfer or sell all or substantially all of the Company’s assets, and enter into transactions with affiliates. Upon the occurrence of a “change of control,” as defined in the Indenture, the Company is required to make an offer to repurchase the outstanding New Notes for a redemption price, which redemption price begins at 110% (expressed as a percentage of the principal amount being repurchased) and declines to 100% on October 1, 2010, in each case plus accrued and unpaid interest on such principal.

The Company may redeem all or a part of the New Notes upon not less than 30 nor more than 60 days’ notice, at redemption prices (expressed as percentages of principal amount) beginning at 110% of the principal amount thereof and declining to 100% on October 1, 2010, in each case plus accrued and unpaid interest on such principal.

In addition, the Indenture is subject to customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the New Notes. If any other event of default under the Indenture occurs and is continuing, the Trustee or the registered holders of at least 25% in aggregate principal amount of the then outstanding New Notes may declare the acceleration of the amounts due under the New Notes.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture.

Supplement to Existing Indenture

On March 29, 2007, the Company, U.S. Bank National Association, as trustee, and certain domestic subsidiaries of the Company entered into the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) to the indenture dated as of September 30, 2003 (as previously supplemented, the “Existing Indenture”) governing the Company’s 8 1/2% Senior Subordinated Notes due 2013. The Fifth Supplemental Indenture (i) amends the Existing Indenture to eliminate substantially all of the restrictive covenants and certain event of default provisions contained in the Existing Indenture and (ii) contains a waiver of any alleged or existing default or event of default under the Indenture which has been asserted by certain holders of the Existing Notes who previously delivered a purported notice of default to the Company relating to the incurrence of indebtedness, limitations on senior subordinated debt, incurrence of liens and delivery of notices under the Existing Indenture.

A copy of the Fifth Supplemental Indenture is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Fifth Supplemental Indenture is qualified in its entirety by reference to the full text of the Fifth Supplemental Indenture.

New Credit Agreement and Guarantee and Collateral Agreement

On March 30, 2007, the Company, Goldman Sachs Credit Partners L.P. (“GSCP”), as administrative agent and syndication agent, Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC (“BAS”), as joint lead arrangers and joint bookrunners and the lenders party thereto, entered into the Credit Agreement (the “Senior Credit Facility”). The Senior Credit Facility provides the opportunity to borrow in domestic and foreign currencies through various term loan facilities in an aggregate amount of $1.55 billion, consisting of $1 billion (“Term B”) and $200 million (“Term B II”) U.S. Dollar term loan facilities as well as a $350 million Euro term loan facility (“Euro Facility” and, collectively, the “Term Loan Facilities”). The Senior Credit Facility also provides for a synthetic letter of credit facility with initial aggregate commitments of $50 million (a “Letter of Credit Facility”). In addition, the Senior Credit Facility permits a portion of the Term Loan Facilities in an aggregate principal amount of up to $300 million to be replaced with an asset based loan facility. The proceeds of borrowings under the Term Loan Facilities may be used solely to repay outstanding obligations under the Company’s Fourth Amended and Restated Credit Agreement, dated as of February 7, 2005, and to pay fees and expenses in connection with the Exchange Offer and related transactions, and to use any remaining proceeds for general corporate purposes. Letters of credit issued under the Letter of Credit Facility may be used solely to support ordinary course obligations of the Company and its subsidiaries.

The interest and fees per annum are calculated on a 365-day (or 366-day, as the case may be) basis for Base Rate (as defined below) loans when the Base Rate is determined by reference to the Prime Rate (as defined below). All other computations of interest and fees are calculated on the basis of a 360-day year and actual days elapsed. Base rate (“Base Rate”) interest is an alternate base rate equal to the greater of (i) the prime rate, as defined in the Credit Agreement (the “Prime Rate”), and (ii) the federal funds effective rate in effect on such day published by the Federal Reserve Bank in New York plus 1/2 of 1%. At the Company’s option and subject to certain conditions, interest on U.S. dollar-denominated loans will accrue at a reserve-adjusted LIBOR rate for a specified interest period plus a margin rate of 4.00% per annum or the Base Rate plus a margin rate of 3.00% per annum. The loans denominated in Euros will accrue interest at a reserve-adjusted LIBOR rate for a specified interest period plus a margin rate of 4.50% per annum.

Pursuant to the Letter of Credit Facility, the Company is required to pay quarterly participation and fronting fees based on the amount of the letter of credit deposits and the letter of credit exposures, respectively, of the applicable lenders.

The Term Loan Facilities are subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due on March 30, 2013. Letters of credit issued pursuant to the Letter of Credit Facility are required to expire, at the latest, five business days prior to March 30, 2013.

Voluntary prepayments are applied first to the Term B II facility and then ratably to the Term B facility and Euro Facility. Beginning with the fiscal year ended September 30, 2007, the Senior Credit Facility provides for annual mandatory prepayments, over and above the normal amortization as a result of Excess Cash Flow (as defined in the Senior Credit Facility). The Senior Credit Facility also provides for other mandatory prepayments (subject to certain exceptions and reinvestment provisions) of net proceeds as a result of issuance of debt (excluding certain permitted indebtedness), sales of certain assets above a specified threshold, receipt of proceeds from certain casualty events and the issuance by the Company or any of its subsidiaries of equity interests. The Letter of Credit Facility is subject to an early termination premium of 1.00% (expressed as a percentage of the aggregate amount of the letter of credit commitments terminated) in the event that the letter of credit commitments are terminated in full or substantially in full on or prior to March 30, 2008. In addition, loans made under the Term Loan Facilities are subject to a prepayment premium of 1.00% (as a percentage of the aggregate principal amount of loans prepaid) in the event that such loans are prepaid in full or substantially in full on or prior to March 30, 2008.

The Senior Credit Facility contains financial covenants with respect to debt which include a maximum senior secured leverage ratio.  In accordance with the agreement, the limits imposed by such ratio become more restrictive over time.  In addition, the Senior Credit Facility contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets.

The Senior Credit Facility also contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect, change of control and customary ERISA defaults. If an event of default occurs and is continuing, amounts due under the Senior Credit Facility may be accelerated and the rights and remedies of the lenders under the Senior Credit Facility available under the applicable loan documents may be exercised, including rights with respect to the collateral securing obligations under the Senior Credit Facility.

The Senior Credit Facility is secured by substantially all of the Company’s domestic assets and the obligations under the Senior Credit Facility are guaranteed pursuant to a guaranty and collateral agreement (the “Guarantee and Collateral Agreement”) made by the Company and certain of its subsidiaries on March 30, 2007.

Copies of the Senior Credit Facility and the Guarantee and Collateral Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing descriptions of the Senior Credit Facility and the Guarantee and Collateral Agreement are qualified in their entirety by reference to the full text of the respective agreements.

Certain Relationships

Each of BAS and GSCP and their respective affiliates have performed certain investment banking and advisory services and general banking and financing services for the Company from time to time for which they have received customary fees and expenses. Bank of America, N.A., an affiliate of BAS, was the administrative agent and a lender under the Company’s former senior secured credit facility, and Banc of America Bridge LLC, another affiliate of BAS, is an initial lender under the Senior Secured Credit Facility. In addition, BAS has been one of the initial purchasers in connection with offerings of the Company’s senior subordinated unsecured notes. Each of BAS, GSCP and their respective affiliates may, from time to time in the future, engage in transactions with and perform services for the Company in the ordinary course of their business for which they will receive customary fees or expenses.

Item 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On March 30, 2007, Spectrum Brands, Inc. (the “Company”) fully prepaid the outstanding loans and paid the other outstanding obligations under its Fourth Amended and Restated Credit Agreement, dated as of February 7, 2005 (the “Existing Credit Agreement”), at which time the Existing Credit Agreement and the related Security Agreement, ROV Guaranty, KGaA Guaranty and UK Guaranty, each dated as of February 7, 2005, were terminated, subject to the survival of any provisions which by their terms survive the prepayment and the termination. The payment included a $1,412,617,690 principal payment, approximately $16 million in accrued interest and approximately $46 million for various fees.

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF THE REGISTRANT

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Indenture and the Senior Credit Facility are incorporated into this Item 2.03 by reference.

On March 30, 2007, the Company borrowed $1,550,000,000, or the full amount, of the term loans available for borrowing under the Credit Agreement dated as of March 30, 2007 (the "Credit Agreement"), among the Company and Goldman Sachs Credit Partners L.P., as administrative agent, and the other parties and financial institutions party thereto.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

4.1	Indenture dated as of March 30, 2007, among Spectrum Brands, Inc. (the “Company”), certain subsidiaries of the Company, as guarantors, and Wells Fargo Bank, N.A., as trustee.

4.2	Fifth Supplemental Indenture dated as of March 29, 2007, among the Company, certain subsidiaries of the Company, as guarantors, and U.S. Bank National Association, as trustee.

10.1	Credit Agreement dated as of March 30, 2007, among the Company, Goldman Sachs Credit Partners L.P., as administrative agent, and the other parties and financial institutions party thereto.

10.2	Guarantee and Collateral Agreement dated as of March 30, 2007, among the Company, certain subsidiaries of the Company and Goldman Sachs Credit Partners L.P., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2007	SPECTRUM BRANDS, INC.

	By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
4.1	Indenture dated as of March 30, 2007, among Spectrum Brands, Inc. (the “Company”), certain subsidiaries of the Company, as guarantors, and Wells Fargo Bank, N.A., as trustee.

4.2	Fifth Supplemental Indenture dated as of March 29, 2007, among the Company, certain subsidiaries of the Company, as guarantors, and U.S. Bank National Association, as trustee.

10.1	Credit Agreement dated as of March 30, 2007, among the Company, Goldman Sachs Credit Partners L.P., as administrative agent, and the other parties and financial institutions party thereto.

10.2	Guarantee and Collateral Agreement dated as of March 30, 2007, among the Company, certain subsidiaries of the Company and Goldman Sachs Credit Partners L.P., as administrative agent.